Exhibit 99.2

PRESS RELEASE AIG 175 Water Street, New York, NY 10038 www.aig.com	Contacts: Sabra Purtill (Investors): sabra.purtill@aig.com Shelley Singh (Investors): shelley.singh@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG Announces Leadership Transitions

Peter S. Zaffino to Become Chief Executive Officer and Joins Board

Brian Duperreault to Become Executive Chairman

Douglas M. Steenland to Become Lead Independent Director

NEW YORK, October 26, 2020 -- American International Group, Inc. (NYSE: AIG) today announced leadership transitions for its executive team and Board of Directors.

The AIG Board of Directors has named Peter S. Zaffino Chief Executive Officer of AIG, effective March 1, 2021, in addition to his current role as President of the company. Mr. Zaffino has also been appointed to serve as a Director, effective immediately.

Brian Duperreault will become Executive Chairman and Douglas M. Steenland, currently Independent Chairman of the Board, will become Lead Independent Director, also effective March 1, 2021.

Mr. Zaffino stated, “I am honored to succeed Brian as Chief Executive Officer of AIG and want to thank him and the AIG Board of Directors for this opportunity. I look forward to leading AIG’s next phase on our journey to becoming a top performing company.”

Mr. Duperreault stated, “I want to thank the AIG Directors for their continued support and congratulate Peter on his well-deserved election as the next Chief Executive Officer of AIG. Peter has been instrumental in the significant turnaround and transformation at AIG and his vision, determination and pursuit of excellence will help ensure the company’s future success.”

Mr. Steenland, speaking on behalf of the Board of Directors, said, “We are grateful to Brian for his leadership and expertise in guiding the strategic repositioning of AIG’s businesses as market leaders and we look forward to his ongoing contributions as Executive Chairman. We are extremely fortunate to have an executive of Peter’s caliber and have great confidence about the future of the company under his leadership.”

In separate press releases issued today, AIG announced its intention to separate the Life & Retirement business from AIG and provided an update on catastrophe losses, including COVID-19 catastrophe-related losses, for the quarter ended September 30, 2020, as well as Life & Retirement and Legacy annual actuarial assumptions.

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American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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